EXHIBIT 99.1
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                                                   CHS Electronics, Inc.
                                                   Investor and Media Relations:
                                                   (305) 908-7200

FOR IMMEDIATE RELEASE

            CHS ELECTRONICS PLANS TO AMEND ITS CHAPTER 11 BANKRUPTCY
                          FILING TO A LIQUIDATING PLAN

               -CHS' Chairman and Chief Executive Officer Resigns

         Miami Florida, May 10, 2000 - CHS Electronics, Inc. (OTC:CHSWQ) announced today that it plans to amend its voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code to be a liquidating plan. The amended filing will continue to allow CHS and its subsidiaries to operate in a normal manner while CHS seeks U.S. Bankruptcy Court approval of the plan which, if approved, provides for the sale of CHS' European subsidiaries. Any remaining assets would be liquidated with the proceeds subsequently distributed to CHS' creditors.

         Previously, CHS announced that it had filed a plan of reorganization providing for the sale of CHS' European subsidiaries to Europa IT ApS, a Danish corporation formed by Mark E. Keough, CHS' former chief operating officer, while reorganizing CHS to become a holding company for internet companies. CHS shareholders were to retain a 75% interest in the reorganized CHS. The amended filing will include the proposed sale to Europa IT, but any remaining assets would be liquidated for the sole benefit of CHS' creditors. There would be no distribution to CHS' shareholders under the proposed plan. CHS would subsequently cease its business activities. A plan confirmation hearing is tentatively scheduled for July 11, 2000.

         The Company also announced that Claudio Osorio resigned his positions as Director and Executive Officer of CHS.

         Miami-based CHS Electronics is an international distributor of microcomputers, peripherals, and software in Europe, Latin America, Asia and the Middle East. CHS believes it is one of the largest microcomputer distributors in Europe.

Forward-looking statements by CHS Electronics made herein are based on current expectations and may differ materially from actual results. Among the factors that could cause actual results to differ materially are confirmation of the liquidating plan, changes in business conditions, growth in the personal computer industry and the general economy; competition; changes in


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product mix; the Company's ability to finance its operations; and the risk factors listed by CHS Electronics' reports filed with the Securities and Exchange Commission.